EXHIBIT 3.1.1     Amendment to Restated Certificate of Incorporation of the Company

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
SOUTHWALL TECHNOLOGIES INC.

IT IS HEREBY CERTIFIED THAT:

1.  The name of the corporation is Southwall Technologies Inc. (the “Corporation”).

2.  The address of the Corporation’s registered office in the State of Delaware is [1013 Centre Road, City of Wilmington, County of New Castle], and the name of the Corporation’s registered agent at such address is [Corporation Service Company].

3.  The Certificate of Incorporation is hereby amended by changing ARTICLE FOURTH thereof to read as follows:

FOURTH:  This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Shares (“Preferred”) and Common Shares (“Common”). The Preferred shall have a par value of $.001 per share and the Common shall have a par value of $.001 per share. The total number of Preferred this Corporation shall have authority to issue is Five Million (5,000,000) and the total number of shares of Common this Corporation shall have authority to issue is Fifty Million (50,000,000).

A.  Definition.

For purposes of this Certificate “Board of Directors” shall mean the Board of Directors of this Corporation.

B.  Preferred Shares.

The Preferred may be issued from time to time in one or more series. The Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions to be granted or imposed upon any series of Preferred, to divide the authorized but undesignated shares of Preferred into such number of series as it may determine and to fix the number of shares constituting any such series and the designation thereof, or any of them. Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series. If the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions originally fixing the number of shares of such series.

4.  The foregoing amendment has been duly adopted in accordance with the applicable provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the foregoing Certificate of Amendment has been signed and attested as of October 5, 2004.

SOUTHWALL TECHNOLOGIES INC.

By: ________________________________
Thomas G. Hood, President

ATTEST:

____________________________________
Maury Austin, Secretary